EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports First Quarter Fiscal 2004 Results

Company Posts Fifth Consecutive Quarter of Net Income on Near Record Product Sales

Salt Lake City, UT (November 3, 2003) – IOMED, Inc. (AMEX:IOX) today reported financial results for the first quarter ended September 30, 2003. The Company posted near record product sales, as well as net income for the fifth consecutive quarter.

First Quarter Results

For the quarter ended September 30, 2003, total revenues were $2,958,000 compared with $2,993,000 a year ago. Product sales were $2,922,000, marking the second highest first quarter product sales in the Company’s history. Gross margin on product sales was 62% in the first quarter of fiscal 2004 versus 64% in the prior year quarter. The decrease in gross margin was primarily due to investments in quality and regulatory activities for both new and existing products, including new personnel and fees associated with new 510(k) filings submitted to the U.S. Food and Drug Administration during the quarter.

Total operating expenses increased $22,000 from the prior-year quarter to $1,706,000 during the first quarter of 2004. Selling, general and administrative costs increased 6% during the quarter primarily due to litigation related expenses associated with the Company’s efforts to protect its trade secrets and other proprietary intellectual property. The increase in SG&A was partially offset by a 19% decrease in research and product development costs.

IOMED reported net income of $117,000, or $0.02 per diluted share, for the first fiscal quarter of 2004 compared with net income of $206,000, or $0.03 per diluted share, a year ago. IOMED has reported net income for five consecutive quarters.

Cash Flow from Operations

IOMED used $26,000 of cash from operations during the first quarter of fiscal 2004 primarily for payment of certain accounts payable and accrued liabilities, including litigation and compensation-related expenses. Total cash outflow during the quarter was $155,000 and also included capital purchases and payments on long-term debt offset in part by reductions in restricted cash balance requirements.

During the first quarter of fiscal 2004, working capital increased $222,000 to $6,485,000. Shareholders’ equity increased $117,000 to $8,533,000. Total cash during the quarter was $7,361,000, of which $1,595,000 is being held as a compensating balance under a long-term obligation and is subject to withdrawal restrictions.

Management Comments

“We are pleased with our first quarter performance, having posted near record first quarter product sales and net income for the fifth consecutive quarter. Our financial condition also continued to improve with increased working capital and reduced long-term debt and restricted cash positions. We have recently filed two 510(k) applications with the FDA for new iontophoretic drug delivery devices, which we expect to add to our product line in fiscal 2004,” said Mr. Robert J. Lollini, president and CEO. “Additionally, our product development activities continue to focus on developing next generation products to provide our customers with the most advanced iontophoretic technology commercially available.”

IOMED is a leader in the development, manufacture and sale of active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative, non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by growing its existing product lines, distributing new product lines and through acquisitions.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission on Form 10-K for its fiscal year ended June 30, 2003.

—TABLES FOLLOW—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2003	2002
	(unaudited)
Revenues:
Product sales	$2,922,000	$2,942,000
Contract research revenue, royalties & license fees	36,000	51,000
Total revenues	2,958,000	2,993,000

Operating costs and expenses:
Cost of products sold	1,104,000	1,069,000
Selling, general and administrative	1,440,000	1,354,000
Research and product development	266,000	330,000
Total costs and expenses	2,810,000	2,753,000

Income from operations	148,000	240,000

Interest expense	50,000	62,000
Interest income and other, net	19,000	28,000

Net income	$117,000	$206,000

Basic and diluted income per common share	$0.02	$0.03

Shares used in the computation of income per share:
Basic	6,545,000	6,545,000
Diluted	7,560,000	7,440,000

CONSOLIDATED BALANCE SHEET DATA

	September 30, 2003	June 30, 2003
	(unaudited)	(audited)
Cash and cash equivalents	$5,766,000	$5,921,000
Working capital, net	$6,485,000	$6,263,000
Restricted Cash	$1,595,000	$1,689,000
Total assets	$11,906,000	$12,491,000
Long-term obligations	$1,798,000	$1,971,000
Accumulated deficit	$(32,994,000)	$(33,111,000)
Shareholders’ equity	$8,533,000	$8,416,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2003	2002
	(unaudited)
Cash flows from operating activities
Net income	$117,000	$206,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	245,000	233,000
Changes in operating assets and liabilities:
Accounts receivable	85,000	172,000
Inventories	110,000	92,000
Prepaid expenses	(43,000)	(109,000)
Trade accounts payable	(344,000)	(73,000)
Other accrued liabilities	(196,000)	(50,000)
Net cash provided by (used in) operating activities	(26,000)	471,000

Cash flows from investing activities
Purchases of equipment and furniture	(61,000)	(28,000)

Cash flows from financing activities
Change in restricted cash balance	94,000	99,000
Payments on long-term obligations	(162,000)	(152,000)
Net cash used in financing activities	(68,000)	(53,000)

Net increase (decrease) in cash and cash equivalents	(155,000)	390,000

Cash and cash equivalents at beginning of period	5,921,000	4,422,000

Cash and cash equivalents at end of period	$5,766,000	$4,812,000

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